Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 4
(To Prospectus dated April 1, 2014)

SNAP INTERACTIVE, INC.

UP TO 4,117,500 SHARES OF COMMON STOCK

This Prospectus Supplement No. 4 supplements and amends the prospectus dated April 1, 2014, as amended by Prospectus Supplement No. 1 dated May 1, 2014, Prospectus Supplement No. 2 dated May 6, 2014 and Prospectus Supplement No. 3 dated May 13, 2014, referred to herein as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated May 20, 2014, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 19, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2014

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

462 7th Avenue, 4th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On May 20, 2014, Snap Interactive, Inc. (the “Company”) entered into a promissory note (the “Note”) under which the Company borrowed $100,000 from Thomas Carella (the “Lender”).  The Note is due and payable on the earlier of February 20, 2015 and an event of default, and bears interest at the rate of fifteen percent (15%) per annum. An event of default under the Note includes, among others events, (i) the failure to pay any amounts due and payable when and as required, (ii) failure or a representation or warranty to be correct and accurate when made, (iii) the institution of bankruptcy or similar proceedings against the Company, (iv) the Company’s inability to pay debts as they become due and (v) any failure of the Note to continue to be in full force and effect.

On May 20, 2014, the Company also issued a warrant (the “Warrant”) to purchase 25,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to the Lender.  The Warrant has an exercise price equal to $0.32 per share of Common Stock underlying the Warrant and, if unexercised, expires on May 20, 2019.

The foregoing descriptions of the Note and Warrant are qualified in their entirety by reference to the Note and Warrant, which the Company intends to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2014.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2014

SNAP INTERACTIVE, INC.

	By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer